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                     May 15, 2024

       Chryssa C. Halley
       Executive Vice President and Chief Financial Officer
       Federal National Mortgage Association
       1100 15th St., NW
       Washington, DC 20005

                                                        Re: Federal National
Mortgage Association
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            File No. 000-50231

       Dear Chryssa C. Halley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance
       cc:                                              Kirk C. Silva